Exhibit 107
CALCULATION OF FILING FEE TABLE
424(b)(5)
(Form Type)

GE Vernova Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Debt	4.250% Notes due 2031	457(r)	600,000,000	99.835%	$599,010,000	0.0001381	$82,723.28
Fees to Be Paid	Debt	4.875% Notes due 2036	457(r)	1,000,000,000	99.578%	$995,780,000	0.0001381	$137,517.22
Fees to Be Paid	Debt	5.500% Notes due 2056	457(r)	1,000,000,000	97.239%	$972,390,000	0.0001381	$134,287.06
	Total Offering Amounts					$2,567,180,000		$354,527.56
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$354,527.56

(1)
This registration fee table shall be deemed to update the "Calculation of Registration Fee" in the Registrant's Registration Statement on Form S-3 (File No. 333-293059) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933.